Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Houston, Texas, August 4, 2010—Dune Energy, Inc. (OTCBB:DUNR) today announced results for the second quarter of 2010.

Revenue and Production

Revenue from continuing operations for the second quarter totaled $16.0 million as compared with $12.1 million for the second quarter of 2009. Production volumes in the second quarter were 147 Mbbls of oil and 1.0 Bcf of natural gas, or 1.9 Bcfe. This compares with 144 Mbbls of oil and 1.0 Bcf of natural gas, or 1.9 Bcfe for the second quarter of 2009. In the second quarter of 2010, the average sales price per barrel of oil was $76.59, and $4.74 per mcf for natural gas, as compared with $56.50 per barrel and $3.85 per mcf, respectively for the second quarter of 2009. The primary reason behind the increase in revenue was higher average sales prices in the second quarter of 2010 versus the second quarter of 2009. Average price received per Mcfe produced was $8.51 in the second quarter of 2010 versus $6.37 in the second quarter of 2009 or a 34% increase.

Costs and Expenses

Total lease operating expense from continuing operations for the second quarter totaled $6.6 million versus $7.2 million for the second quarter of 2009. Cash G&A expense totaled $2.6 million for the second quarter of 2010 versus $2.8 million for the second quarter of 2009. The $0.2 million decrease reflects a continued focus on cost controls. Interest financing expense was $9.2 million for the second quarter of 2010 versus $8.7 million for the second quarter of 2009, primarily associated with payment of 10.5% interest on the $300 million of Senior Secured Notes. We incurred a gain of $0.4 million on hedging during the second quarter of 2010 versus a $2.9 million loss in the second quarter of 2009.

Earnings

Net loss totaled $30.9 million for the second quarter of 2010 and $16.4 million for the second quarter of 2009. The second quarter of 2010 included a $4.6 million loss on discontinued

operations in the South Florence field and an impairment of $16.1 million pertaining to expired leases in the Murphy Lake field and drilling costs on the Exxon Fee #5 which will not be completed. Preferred stock dividends were $6.5 million in the second quarter of 2010 versus $10.5 million in the second quarter of 2009. These dividends were paid in kind (PIK) and as such do not represent a cash payment. Net loss per share, both basic and fully diluted, for the quarter was $0.92, based on 40.4 million weighted average shares outstanding as compared with a loss of $1.07 per share in the second quarter of 2009 with 25.0 million weighted average shares outstanding. The increased outstanding common shares are associated with the conversion of Preferred shares into common shares and reflect a 1 for 5 reverse split completed in December of 2009.

Liquidity

At the end of the quarter cash was $12.9 million versus $15.0 million at year end 2009. Accounts payable were $2.6 million in the current quarter versus $11.8 million at year end 2009. Availability under the Wells Fargo Foothill Revolver was reduced to $20 million primarily due to the sale of the South Florence field at the end of the second quarter. The primary covenants that must be met within our Wells Fargo Foothill Revolver include minimum monthly EBITDA, production, capital, payables and reserves. Currently there are no borrowings against the Revolver and $8.5 million issued in standby letters of credit, thus total liquidity is approximately $25 million.

James A. Watt, President and Chief Executive Officer stated, “The improved liquidity from the sale of our South Florence field along with improvements in cash G&A and operating expenses will allow for increased investments in new drilling opportunities within our fields. This should result in increased production and reserves in the second half of 2010.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

ASSETS	June 30, 2010	December 31, 2009
Current assets:
Cash	$12,949,838	$15,053,571
Restricted cash	71,426	—
Accounts receivable	10,910,581	15,026,945
Assets held for sale	—	36,526,883
Prepayments and other current assets	480,075	2,724,666
Derivative asset	152,686	—

Total current assets	24,564,606	69,332,065

Oil and gas properties, using successful efforts accounting—proved	544,059,111	541,705,920
Less accumulated depreciation, depletion, amortization and impairment	(275,630,084)	(245,531,157)

Net oil and gas properties	268,429,027	296,174,763

Property and equipment, net of accumulated depreciation of $2,621,117 and $2,247,220	872,416	1,215,123
Deferred financing costs, net of accumulated amortization of $2,033,281 and $1,565,280	1,689,952	1,026,445
Other assets	4,325,197	4,427,826

	6,887,565	6,669,394

TOTAL ASSETS	$299,881,198	$372,176,222

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,561,361	$11,760,370
Accrued liabilities	21,264,648	21,656,922
Derivative liability	—	1,596,545
Short-term debt	225,616	1,579,308
Preferred stock dividend payable	2,012,000	1,985,000

Total current liabilities	26,063,625	38,578,145
Long-term debt, net of discount of $6,363,702 and $7,737,553	293,636,298	316,262,447
Other long-term liabilities	18,207,384	17,640,000

Total liabilities	337,907,307	372,480,592

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $6,062,075 and $7,205,812, liquidation preference of $1,000 per share, 750,000 shares designated, 201,225 and 192,050 shares issued and outstanding	195,162,925	184,844,188

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 40,377,043 and 39,801,796 shares issued and outstanding	40,377	39,802
Treasury stock, at cost (68,720 and 68,089 shares)	(48,749)	(48,642)
Additional paid-in capital	88,424,404	97,600,721
Accumulated deficit	(321,605,066)	(282,740,439)

Total stockholders’ deficit	(233,189,034)	(185,148,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$299,881,198	$372,176,222

Dune Energy, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues	$15,956,295	$12,135,452	$32,921,516	$23,945,639

Operating expenses:
Lease operating expense and production taxes	6,635,354	7,242,955	14,219,568	13,499,872
Accretion of asset retirement obligation	459,421	399,933	920,149	799,821
Depletion, depreciation and amortization	7,407,283	6,228,829	14,400,953	13,008,369
General and administrative expense	2,902,941	3,584,885	6,348,897	8,632,465
Impairment of oil and gas properties	16,071,871	—	16,071,871	—

Total operating expense	33,476,870	17,456,602	51,961,438	35,940,527

Operating income (loss)	(17,520,575)	(5,321,150)	(19,039,922)	(11,994,888)

Other income (expense):
Interest income (expense)	120	(4,518)	612	25,809
Interest expense	(9,238,819)	(8,740,561)	(18,110,452)	(17,419,508)
Gain (loss) on derivative liabilities	436,390	(2,926,555)	1,695,264	(123,555)

Total other income (expense)	(8,802,309)	(11,671,634)	(16,414,576)	(17,517,254)

Loss on continuing operations	(26,322,884)	(16,992,784)	(35,454,498)	(29,512,142)
Income (loss) on discontinued operations	(4,623,564)	635,164	(3,410,129)	1,073,646

Net loss	(30,946,448)	(16,357,620)	(38,864,627)	(28,438,496)
Preferred stock dividend	(6,468,368)	(10,477,420)	(12,871,476)	(19,332,480)

Net loss available to common shareholders	$(37,414,816)	$(26,835,040)	$(51,736,103)	$(47,770,976)

Net loss per share:
Basic and diluted from continuing operations	$(0.81)	$(1.10)	$(1.20)	$(2.16)
Basic and diluted from discontinued operations	(0.11)	0.03	(0.08)	0.05

Total basic and diluted	$(0.92)	$(1.07)	$(1.28)	$(2.11)

Weighted average shares outstanding:
Basic and diluted	40,416,133	25,037,114	40,307,376	22,660,560

Comprehensive loss:
Net loss	$(30,946,448)	$(16,357,620)	$(38,864,627)	$(28,438,496)
Other comprehensive income	—	924,218	—	1,848,436

Comprehensive loss	$(30,946,448)	$(15,433,402)	$(38,864,627)	$(26,590,060)

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,864,627)	$(28,438,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) on discontinued operations	3,410,129	(1,073,646)
Depletion, depreciation and amortization	14,400,953	13,008,369
Impairment of oil and gas properties	16,071,871	—
Amortization of deferred financing costs and debt discount	1,841,852	1,586,647
Stock-based compensation	1,169,997	2,512,367
Accretion of asset retirement obligation	920,149	799,821
Loss (gain) on derivative liabilities	(1,749,231)	4,780,940
Changes in:
Accounts receivable	4,873,396	1,896,158
Prepayments and other assets	2,244,591	2,348,032
Payments made to settle asset retirement obligations	(170,555)	(316,955)
Accounts payable and accrued liabilities	(9,734,993)	(12,716,051)

NET CASH USED IN CONTINUED OPERATIONS	(5,586,468)	(15,612,814)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	2,920,768	3,735,337

NET CASH USED IN OPERATING ACTIVITIES	(2,665,700)	(11,877,477)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(2,353,193)	(5,165,785)
Purchase of furniture and fixtures	(31,189)	(9,103)
Increase in restricted cash	(71,426)	—
Decrease (increase) in other assets	102,629	(612,730)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES—CONTINUED OPERATIONS	(2,353,179)	(5,787,618)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES—DISCONTINUED OPERATIONS	29,400,348	(268,904)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	27,047,169	(6,056,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term debt	6,000,000	17,000,000
Increase in loan costs	(1,131,509)	—
Payments on short-term debt	(31,353,692)	(1,726,026)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(26,485,201)	15,273,974

NET CHANGE IN CASH BALANCE	(2,103,732)	(2,660,025)
Cash balance at beginning of period	15,053,570	15,491,532

Cash balance at end of period	$12,949,838	$12,831,507

SUPPLEMENTAL DISCLOSURES
Interest paid	$16,322,703	$15,770,052
Income taxes paid	—	—

NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$2,448,000	$29,143,000
Redeemable convertible preferred stock dividends	11,650,000	13,794,017
Accretion of discount on preferred stock	1,143,737	959,189